Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Umpqua Holdings Corporation

Date of Event Requiring Statement
(Month/Day/Year):	August 12, 2014

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), THL Equity Advisors VI, LLC (“Equity Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Sterling Equity Investors L.P. (“THL Sterling”; together with THL Equity VI, Parallel Fund VI, DT Fund VI, the “THL Funds”) and THL Managers VI, LLC (“THL Managers”).

THL Advisors is the general partner of Thomas H. Lee Partners, L.P. (“THL Partners”), which in turn is the sole member of Equity Advisors, which in turn is the general partner of the THL Funds.  In addition, THL Partners is the managing member of THL Managers.

(2)  Represents shares of the Issuer sold by the following entities:  4,130,581 shares of Common Stock sold by THL Equity VI, 2,797,013 shares of Common Stock sold by Parallel Fund VI, 488,583 shares of Common Stock sold by DT Fund VI, 79,743 shares of Common Stock sold by THL Sterling and 4,080 shares of Common Stock sold by THL Managers.

(3) Each of the Reporting Persons disclaims beneficial ownership of the shares listed in the report, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.

(4) This amount represents the $16.20 price per share of the Issuer’s common stock less the underwriting discount of $0.043 per share.